ASSET SALE AGREEMENT

Date:

Parties:

ARMATURE LIMITED

ARMATURE GROUP LIMITED

DAVID SWADEN and ANTHONY SUPPERSTONE

BANK OF AMERICA N.A.

LAWSON SOFTWARE LIMITED

Document Number:	109033v5
Matter Number:	131896

SCHEDULE 3	31
SIGNATURE PAGE	34

THIS AGREEMENT is made

BETWEEN

(1)                                  ARMATURE LIMITED Company Number 02192516 whose registered office is at BDO Stoy Hayward, Commercial Buildings, 11-15 Cross Street, Manchester  M2 1BD (“Armature”) acting by its Joint Administrative Receivers DAVID SWADEN and ANTHONY SUPPERSTONE both of BDO Stoy Hayward, Commercial Buildings, 11-15 Cross Street, Manchester M2 1BD (together “the Receivers”);

(2)                                  ARMATURE GROUP LIMITED Company Number 02391383 whose registered office is at BDO Stoy Hayward, Commercial Buildings, 11-15 Cross Street, Manchester  M2 1BD (“Armature Group”) acting by its Joint Administrative Receivers DAVID SWADEN and ANTHONY SUPPERSTONE both of BDO Stoy Hayward, Commercial Buildings, 11-15 Cross Street, Manchester M2 1BD;

(3)                                  THE RECEIVERS;

(4)                                  LAWSON SOFTWARE LIMITED Company Number 03982549 whose registered office is at 7 Pilgrim Street, London EC4V 6LB (“the Buyer”); and

(5)                                  BANK OF AMERICA N.A. a national banking association and successor in interest to Greyrock Business Credit, a Division of NationsCredit Commercial Corporation,  whose address is at 100 North Broadway, 16th Floor, St. Louis, Missouri 63102 (“the Bank”)

WHEREAS

The Receivers were appointed to be joint administrative receivers of the Companies by the Bank on 6 May 2002 in accordance with the power of the Bank given by debentures executed by  each of the Companies and dated 22 February 2002.

IT IS AGREED as follows:-

1.             Definitions and Interpretation

1.1                                 In this Agreement unless the context otherwise requires:

“Book Debts”

(a) the right to receive and recover all payments due to be made to the Companies at any time, in respect of services provided or goods despatched by the Companies (or by any third party holding or despatching the same on behalf of the Companies) prior to Completion (whether or not invoiced at that date);

(b) all book and other debts, choses in action and rights of action whatsoever arising prior to Completion, irrespective of their due date for payment, including without limitation claims for damages or other remedies, or under any policy of insurance, in respect of matters occurring at any time prior to Completion;

(c) any security, bill of exchange or other negotiable instrument held by or available to the Companies in respect of any of the above;

“Business”	means the business of the Companies of software development, installation and servicing;

“Companies”	means Armature and Armature Group;

“Completion”	means completion of this Agreement in accordance with Clause 5;

“Customer Contracts”

means contracts orders and engagements (including escrow or confidentiality agreements) placed by customers of the Business  relating to any obligation of the Companies to supply any goods or services which is in any respect outstanding or uncompleted at Completion;

“Debentures”	means each debenture referred to in the recital to this Agreement;

“Excluded Assets”	means the assets referred to in Clause 7 below;

“Fixed Assets”	means all fixed assets of the Companies including, without limitation, computer equipment, office furniture and equipment and leasehold improvements;

“Goodwill”

means all the goodwill of the Companies in the Business and in the trade names and Trade Marks as used in connection with it, together with the exclusive rights (subject to Clause 10) as between the Companies and the Buyer, to represent the Buyer as carrying on the Business and to use the trade names and Trade Marks;

“Intangible Assets”	means the Goodwill and the Intellectual Property comprised in the Transferred Assets;

“Intellectual Property”

means all copyright, patent, trade secrets, domain names and other intellectual property rights of the Companies including but not limited to the software set out in Schedule 1 and including rights to all software and intellectual property owned and/or developed by Companies for all versions, releases and operating systems, including all source code, object code, documentation and programmer notes;

“Interest”

on any sum means interest on it for the period specified in relation to it, at a rate equal to the Bank’s base rate from time to time during such period (before and after any judgment) plus the margin so specified, calculated on a daily basis and compounded on the last days of March, June, September and December in each year;

“Inward Agreements”	means all those agreements listed in Schedule 2 herein;

“Non-Material Subsidiaries”

Means each of: Armature (Europe) Limited, Retailing.Net Limited, Armature GmbH (in liquidation; Armature B.V., Armature Software (SA) (Proprietary) Limited, Armature Delaware, Inc., BACG Store Systems, Inc. and Retailing.Net, Inc, Armature Holdings Limited and Armature, Inc..

“Prepaid Expenses”	means all prepaid expenses of the Companies including, without limitation, taxes, royalties, security deposits, computer costs, insurance, telephones and car leases;

“Records”	means the employment and benefit records of the employees of the Companies who will become employees of the Buyer on or with effect from Completion;

“Supplier Contracts”

means contracts orders and engagement placed by the Companies in the course of the Business for the supply of goods or services to the Business with effect from and to the extent that the same remain outstanding and uncompleted at Completion;

“Third Party Assets”

means all assets of any nature whatsoever in the possession or control of the Companies but owned by any third party (other than Non-Material Subsidiaries), including without limitation any other contract for hire, hire purchase, conditional sale, sale on consignment or bailment on any terms, and other goods of any kind so held as free issue or otherwise for use in any respect in the Business,

“Trade Marks”

means the registered or unregistered trade or service names or marks and licences or applications therefor to the extent used by the Companies in the Business including but not being limited to the trademarks set out in Schedule 3 and further including the trade names “Armature” and “retailing.net” as used anywhere in the world;

“Transferred Assets”

means all the Companies’ right titled and interest (if any, and insofar as the Companies are able to transfer the same in the following, to the extent that they are not Excluded Assets:

(a) the Prepaid Expenses;

(b) the Fixed Assets;

(c) the Intangible Assets;

(d) the Trade Marks; and

(e) the Records.

1.2                                 In this Agreement, unless the context otherwise requires:

1.2.1                        the singular includes the plural and vice versa and reference to any genders;

1.2.2                        reference to persons include bodies corporate, unincorporated associations and partnerships;

1.2.3                        words and phrases defined in the Companies Act 1985 have the same meanings in this Agreement but the word ‘company’ includes any body corporate; and

1.2.4                        references to ‘Clauses’ are to clauses or sub-clauses of this Agreement, references to ‘Schedules’ are to the schedules to this Agreement and references within a Schedule to ‘Parts’ are to Parts of that Schedule

1.3                                 In this Agreement:

1.3.1                        any reference to any statute or statutory instrument or any section or part thereof includes any enactment which has replaced or amended it or any instrument, order or regulation made under it which is now in force and also includes any past statutory provisions which such provision has directly or indirectly replaced; and

1.3.2                        headings are for reference purposes only and shall not affect the construction of anything in this Agreement.

1.4                                 The Schedules shall be treated as an integral part of this Agreement and references to this Agreement shall include the Schedules.

2.             Bank’s Consent and Representation

2.1                                 The Bank hereby consents to the sale of each of the Transferred Assets to the Buyer by the Companies and to the terms of such sale as set out in this Agreement.

2.2                                 The Bank hereby warrants and represents to the Buyer and acknowledges that the Buyer is entering into this Agreement in reliance on such warranty and representation that the Bank has a first ranking fixed or floating charge over each of the Transferred Assets.

3.             Sale

The Receivers as agents for the Companies hereby sell and the Buyer hereby buys, as a going concern and with effect from 5.00p.m. on the day of Completion, all such right title and interest (if any) as the Companies may have in the Transferred Assets, upon the terms of this Agreement and for the consideration set out in Clause 4.

4.             Consideration

4.1                                 The consideration payable by the Buyer under this Agreement is as follows:

4.1.1                        In respect of the Prepaid Expenses the sum of £406,195;

4.1.2                        In respect of the Fixed Assets the sum of £825,979;

4.1.3                        In respect of the Intangible Assets the sum of £3,747,826;

4.1.4                        In respect of the Trade Marks the sum of £9500; and

4.1.5                        In respect of the Records the sum of £500.

4.2                                 The Parties hereto intend that the Value Added Tax Act 1994 Section 49 (“Section 49”) and the Value Added Tax (Special Provisions) Order 1995 Article 5 as amended (“Article 5”) shall apply to the transfer of the Business and

4.2.1                        the Parties shall use all reasonable endeavours to secure that pursuant to Section 49 and Article 5 the sale of the Business is treated as neither a supply of goods nor a supply of services for the purposes of VAT;

4.2.2                        on Completion the Companies shall deliver to the Buyer all records relating to the Business referred to in Section 49; and

4.2.3                        the parties hereto warrant to each other that they are and will at Completion be duly registered or will have filed for registration for the purposes of VAT.

4.3                                 In the event that VAT is chargeable on the transfer of any of the Transferred Assets pursuant to this agreement then subject to the receipt by the Buyer of a valid VAT invoice or invoices relating to such Transferred Assets the Buyer shall pay to the Companies (in addition to the consideration referred to in Clause 4.1 herein) an amount equal to the amount of VAT payable in respect of the same together with any penalty or interest accrued for late payment of such tax.

5.             Completion

5.1                                 Completion shall take place immediately after execution of this Agreement (and time shall be of the essence), and at Completion the Buyer shall pay the sum of

£4,990,000 (less £75,000 prior receipt of which is hereby acknowledged by the Companies and the Receiver) by telegraphic transfer for value that day to the client account of Bryan Cave Solicitors who are irrevocably authorised by the Receivers and each of the Companies to accept the same, and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the consideration.  The account details are as follows: HSBC Plc, 22 Victoria Street, Westminster, London, SW1H 0NJ, Sort Code: 40-02-06,  account number: 63065464, account name: Bryan Cave Client A/C no. 2:

5.1.1                        the Companies shall deliver to the Buyer a letter signed on behalf of the Bank undertaking to release the Transferred Assets from the charges created by the Debentures;

5.1.2                        each of the Companies shall deliver all those Transferred Assets title to which is capable of passing by delivery by it and shall execute such documents and do such acts and things as are reasonably required by the Buyer’s solicitors to complete the sale and purchase of the Transferred Assets and vest title to the Transferred Assets in the Buyer, including assignments (in the agreed terms) of the Intangible Assets and the Trade Marks and transferring possession of all source code, object code and documentation relating to the Intellectual Property;

5.1.3                        the Companies shall deliver to the Buyer a list of the names and addresses of its creditors, so far as known to the Receivers, in order that the Buyer may give notice to those creditors under Rule 4.228 of the Insolvency Rules 1986.

5.2                                 Immediately following Completion the Buyer shall enter into a Licence to Occupy in respect of Armature’s premises at Meadow Road, Leeds (in the agreed terms).

5.3                                 Not later than six weeks following Completion the Buyer may elect, and in the event of such election the Companies will procure, the transfer to the Buyer of any asset owned by any Non-Material Subsidiary at no cost to the Buyer

PROVIDED THAT such asset shall have a fair market value equal to or exceeding £5,000 and further PROVIDED THAT such Non-Material Subsidiary (or some other subsidiary of either of the Companies) shall have owned such asset at the time of Completion.

6.             Title and risk

Risk in and such right title and interest as the Companies may have to the Transferred Assets shall  pass to the Buyer on Completion.

7.             Excluded Assets

The following are Excluded Assets and (for the avoidance of doubt) the Companies do not agree to sell the same, and nothing in this Agreement operates as a sale or transfer of any right title or interest therein whatsoever:

7.1                                 The Book Debts (to the extent the same are not Prepaid Expenses);

7.2                                 Any stocks, shares, cheques, bills, negotiable instruments or other securities held by the Companies in which they have any interest;

7.3                                 All Third Party Assets;

7.4                                 The benefit of all contracts of the Companies with any person other than the Customer Contracts, Supplier Contracts, Inward Agreements and other agreements transferred to the Buyer by operation of law;

7.5                                 Any right of the Companies to claim any grant or subsidy, to reclaim any tax paid or to claim from or surrender to any person any credit for or relief against tax (whether or not arising in connection with any Transferred Assets); and

7.6                                 Any other asset of the Companies not expressly referred to as a Transferred Asset.

8.             Third Party Assets and reservation of title claims

8.1                                 The Buyer undertakes to the Receivers not to hold itself out as owner of any Third Party Asset and not to sell or otherwise dispose of any such asset, or charge, assign or create or permit to arise any lien, encumbrance or adverse claim over any Third Party Assets, or agree to purport to do so, at any time at which it is not the absolute owner of it.  The Buyer further undertakes to the Receivers to take reasonable care of all Third Party Assets and (subject to Clause 8.2) on demand to deliver them up to their respective owners and the Buyer indemnifies the Receivers in respect of any matter arising in any way from the Buyer’s possession of or dealing with any Third Party Asset.

8.2                                 Without prejudice to Clause 8.1 if the Buyer wishes to make use of any Third Party Asset supplied to the Companies under any hire, hire purchase, conditional sale or similar agreement, the Buyer shall be solely responsible for approaching the owner thereof and obtaining his agreement.  If required by the Buyer, the Companies shall execute any document reasonably required to transfer the relevant agreement to the Buyer, provided that no payment is required of the Companies or the Receivers, the document is in a form approved by the Receivers and contains an exclusion of liability on the Receivers’ part reasonably satisfactory to the Receivers, and the Buyer pays the reasonable legal and other costs of the Receivers in dealing with any such document.

9.             Employees

9.1                                 The Buyer shall have no recourse against the Companies or the Receivers in respect of any claim made by or in relation to any employee or former employee of the Companies, whether by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Collective Redundancies and Transfers of Undertakings (Protection of Employment) (Amendment) Regulations 1999 or otherwise howsoever arising in respect of the sale of the Transferred Assets in accordance with this Agreement or otherwise on or after Completion.

9.2                                 The Buyer shall be responsible for payment of all wages and salaries due, and related PAYE, National Insurance and deductions in respect of all individuals employed by the Companies at the date of Completion transferring their employment to the Buyer by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 for all periods after Completion.

9.3                                 The Buyer shall have no claim against the Companies or the Receiver in respect of any such sum payable in respect of periods before that date (including without limitation, holiday pay entitlement accrued at that date).

9.4                                 For the avoidance of doubt nothing in this Agreement shall create any undertaking, obligation or requirement binding the Buyer to:

9.4.1                        employ, hire or otherwise utilise the services of or assume any liability, vicarious or otherwise, in respect of any person or persons who are or have been at any time officers, employees or agents of any subsidiary of Armature Holdings Limited whose jurisdiction of incorporation is outside the United Kingdom.

9.4.2                        assume or be or become liable, responsible for or accountable to any person in respect of any liability or obligation to pay wages or salaries or other emoluments or compensation of any kind, payroll taxes, social security contributions, workers compensation, severance contributions or other payments, whether periodical or otherwise, on account of taxation or other deductions relating to or arising in respect of any person or persons who are or have been at any time officers, employees or agents of any subsidiary of Armature Holdings Limited whose jurisdiction is outside of the United Kingdom in respect of any period prior to Completion.

9.5                                 The Companies irrevocably waive, and undertake not to enforce (and shall procure that their subsidiaries shall not enforce) against Buyer or any of its affiliates or against any future employee of the Buyer or any of its affiliates, the provisions of any noncompete, other post-termination restriction or confidentiality provision under which any such employee is currently obligated.

10.          Trade Marks

The Companies hereby covenant with the Buyer that they shall not after Completion carry on any trade under the Trade Marks and shall raise no objection to the Buyer, or any person deriving title to the Goodwill hereby sold by the Buyer, using any Trade Mark as its trading name or part thereof.  Nothing herein shall prevent the Companies from taking any steps required to realise its assets or otherwise for the purposes of its receivership or liquidation, under its present registered name.

11.          Books and records

Subject to clause 4.2, all books and records accounts and other documents relating (whether exclusively or not) to the Business other than the Records shall be retained by the Companies after Completion but the Buyer shall have reasonable rights of access to and authority to take copies (at no cost to the Buyer) of any such books and records relating to the Business prior to Completion (so long as the records are under the care and control of the Receivers or the Companies) for a period of 12 months after Completion.  If the Companies allow the Buyer to have possession of any records the Buyer agrees to keep the same safe in good condition and separate from the Buyer’s records (including all records of the Buyer’s trading after Completion) and shall not alter, add to, amend or delete any part thereof and shall make the same or any of them available for collection by the Companies or the Receivers at any reasonable time.

12.          Book Debts

12.1                           If the Buyer shall after Completion receive any cheque or payment from any person which is, or includes, any sum in respect of a Book Debt, then the Buyer shall forthwith remit an amount equivalent to the amount of the relevant Book Debt to the Receivers on behalf of the Companies.

12.2                           Any payment from a person who is indebted to the Companies in respect of a Book Debt shall be deemed to be made first in or towards payment of a Book Debt and, as between Book Debts, in the order in which they were invoiced by the Companies.

12.3                           Nothing in this Agreement constitutes any authority to the Buyer to seek or obtain payment of any Book Debt or give any receipt on behalf of the Companies or the Receivers and the Buyer shall not do, or purport to do, any such thing.

13.          Customer Contracts

13.1                           If any of the Companies or the Receivers shall after Completion receive any cheque or payment from any person which is, or includes, any sum in respect of goods or services supplied by the buyer after Completion, then such person shall forthwith remit an amount equivalent to the amount of the relevant sum to the Buyer.

13.2                           In consideration for the Receivers and each of the Companies agreeing to make and making payment to the Buyer of any amounts received by them in respect of goods and services supplied by the Buyer after Completion, the Buyer hereby undertakes to indemnify and keep the Receiver and the relevant Companies indemnified in respect of any claim made by any third party in respect of services for which the Buyer has received payment.

13.3                           If required by the Buyer, the Companies shall execute any document reasonably required to novate a Customer Contract, Supplier Contract or Inward Contract to the Buyer, provided that no payment is required of the Companies or the Receivers, the document is in form approved by the Receivers and contains an exclusion of liability on the Receivers’ part satisfactory to the Receivers, and the Buyer pays the reasonable legal and other costs of the Receivers in dealing with such novation.

14.          Apportionments

14.1                           The Buyer shall be responsible for, and shall pay and discharge all liabilities and obligations in respect of the Transferred Assets whatsoever arising after Completion, or in respect of any period after Completion.

14.2                           Nothing in this Agreement shall pass to the Buyer any liability or obligation which is not expressly assumed by the Buyer under this Agreement, including any liabilities or obligations relating to the Business or any of the Transferred Assets outstanding at or relating to any period prior to or ending on Completion.

15.          Bank’s Indemnity

15.1                           The Bank agrees to indemnify and keep indemnified the Buyer against all costs,

expenses, claims, demands and liabilities which the Buyer may incur after Completion as a result of a claim brought by any liquidator or administrator of any of the Companies pursuant to Sections 239 (Preferences) or 245 (Avoidance of certain floating charges) of the UK Insolvency Act 1986 provided that  notice of such a claim shall be delivered no later than 5pm (UK time) on 23 February 2004 to the Bank and further provided that the amount of such indemnity shall be limited to £5,000,000.  In the event that none of the Companies is in liquidation or administration on or before 22 February 2003 the indemnification set out in this Clause 15 shall terminate automatically on 22 February 2003.

15.2                           If the Buyer becomes aware of any matter which might give rise to a claim (“Claim”) under the indemnity set out in this Clause 15 the following provisions shall apply:

15.2.1                  the Buyer shall as soon as reasonably possible give detailed written notice to the Bank of the matter and shall consult with the Bank with respect to the matter;

15.2.2                  the Buyer shall provide, to the Bank and the Bank’s professional advisers reasonable access to relevant documents, records and information within the power, possession or control of the Buyer for the purpose of investigating the matter and/or enabling, the Bank to take such action as is referred to in paragraph 15.2.5;

15.2.3                  the Buyer shall retain and preserve all relevant assets, documents, records and information within the power, possession or control of the Buyer of, or relating, to the relevant Companies which are or may be relevant in connection with any Claim for so long as any actual or prospective Claims remain outstanding;

15.2.4                  the Bank shall at its own cost be entitled to copies of any of the documents or records referred to in paragraph 15.2.2;

15.2.5                  the Buyer shall have conduct of any litigation or similar proceedings but shall  take such action and institute such proceedings, and give such information and assistance, as the Bank may reasonably request to:

(a)                                  dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; and

(b)                                 enforce against any person the rights of the Buyer in relation to the matter;

                                                                                                and in each case on the basis that the Bank shall indemnify the Buyer for all costs and expenses properly incurred as a result of any request or nomination by the Bank  PROVIDED THAT the Buyer shall be under no obligation in respect of the foregoing to the extent that the relevant actions, proceedings or provision of information or assistance may materially and adversely affect the Buyer or its businesses or financial position.

15.3                           The Buyer shall not make any admission of liability in respect of or compromise or settle any claim without the prior written consent of the Bank (which consent shall not be unreasonably withheld) PROVIDED THAT the Buyer shall be under no obligation in respect of the foregoing to the extent that it may materially and adversely affect the Buyer’s businesses or financial position.

16.          Indemnity by Buyer

The Buyer hereby agrees with the Receivers, for the benefit of the Companies, the Receivers or their respective estates, employees, agents and advisers (“the Indemnified Parties”) to indemnify and keep indemnified the Indemnified Parties against all claims costs demands liabilities and losses and expenses arising out of any breach by the Buyer of any of its obligations under this Agreement, or out of any matter in respect of which an indemnity is given by the Buyer under this Agreement.

17.          Payments

All payments to be made by the Buyer under this Agreement shall be made on the due date for payment without any deduction set-off or counterclaim whatever, in immediately available sterling funds, to the Receivers or as they may direct, and if not so paid shall bear Interest (payable on demand) at a margin of 4% until actual payment (before or after judgment).

18.          Exclusion of Receiver’s personal liability etc

18.1                           The Receivers enter into this Agreement as agent for the Companies and shall not incur any personal liability of any kind under, or by virtue, of this agreement nor any deed or document executed pursuant to or in connection with it whether or not such deed or document so provides and the Receivers shall not incur any personal liability of any kind in relation to any other related matter or claim, whether in contract, tort or restitution or by reference to any other remedy or right in any jurisdiction or forum (whether arising under the Insolvency Act 1986 or otherwise howsoever) and join in this Agreement in their personal capacities solely for the purpose of receiving the benefit of the exclusions of liability and acknowledgements in their favour contained in this Agreement.

18.2                           The interest which the Companies sell and the Buyer buys in each Transferred Asset is only such right title or interest (if any) as the Companies may have in it at Completion and references in this Agreement to any Transferred Asset shall mean such right title or interest.

18.3                           All conditions warranties and liabilities on the part of the Receivers and the Companies whether express or implied by statute or otherwise as to any Transferred Assets and any other asset of which the Buyer is given possession or use are excluded and in particular (without limitation) warranties as to title, quiet possession, quality, fitness for any purpose and correspondence of any description.

18.4                           The Buyer (which acknowledges that it has had the opportunity to examine the state of all of the Transferred Assets prior to the execution of the Agreement) shall take each of the Transferred Assets in the location  and condition in which it is at Completion and subject to all defects and to any subsisting lien, distraint, execution, detention or other right of any person, (save for any and all charges, liens, or encumbrances created by or existing in favour of any of the Bank, NationsCredit Commercial Corporation or Greyrock Business Credit) the cost of repairing or discharging which shall be borne by the Buyer.  The Companies shall if so requested by the Buyer and at the sole expense of the Buyer assign to it so far as the Companies are able to do so the benefit of any claim which the Companies may have against the seller or supplier of any Transferred Assets in relation to such matters.

18.5                           The Buyer acknowledges that any reference to any Transferred Assets in this Agreement or in any document provided by the Companies or the Receivers is for the purpose of identification only and does not constitute a description thereof on which the Buyer may rely and that the Buyer has made its own assessment of the Transferred Assets, their state and condition, whereabouts, fitness for any purpose and value and in doing so has placed no reliance upon, and shall have no right of action in respect of, any statement (express or implied) or document given by, or any silence of, the Companies, the Receivers or any of their respective servants, agents, solicitors, valuers or advisers in relation to any matter affecting the Companies, the Business, the Transferred Assets, the Excluded Assets or any of them.

18.6                           The exclusions of liability, acknowledgements and waivers in this clause shall have effect and continue to have effect, whether the Receivers’ capacity as agents of the Companies continues or has been terminated at any time after signing this Agreement.  Such exclusions acknowledgements and waivers shall continue notwithstanding Completion, shall be in addition to an not qualified by or in substitution for, any right of indemnity, recovery or relief otherwise available to the Receivers and apply to claims formed in contract, tort or otherwise howsoever.

18.7                           The Buyer acknowledges that the terms of this Agreement and in particular this Clause are fair and reasonable in the circumstances of the Companies’ insolvency, and are in accordance with normal practice in relation to sales by companies in receivership, in particular by reason that:

18.7.1                  The Buyer has, as it acknowledges, been given every reasonable opportunity to inspect and investigate the Transferred Assets and is aware of the need to rely on such inspection and investigation in the absence of warranties;

18.7.2                  The terms upon which the Companies are able and willing to deal are substantially constrained by its insolvent state; and

18.7.3                  The Receivers have available to them only limited knowledge in relation to the Companies and their affairs.

18.8                           Nothing in this Agreement shall oblige the Companies, the Receivers or the Buyer to discharge any obligation of the Companies which arose prior to the appointment of the Receivers, or which is an unsecured obligation of the Companies.

19.          Announcements

No announcement to the press, customers or suppliers which either the Companies the Receivers or the Buyer may desire to make concerning this Agreement or the subject matter thereof shall be made except at a time and in a form agreed by the Buyer and the Receivers.  The terms of this Agreement shall not be disclosed by the Buyer to any person without the prior consent of the Receivers, save as such disclosure may be compelled by law save where such disclosure may be compelled by law or is required pursuant to the rules or regulations of any stock exchange, taxation, fiscal, legal or regulatory authority to which the Buyer is subject or by which the Buyer is bound.

20.          Effectiveness of Agreement after completion

This Agreement shall as to any of its provisions remaining to be performed or capable of having effect following Completion remain in full force and effect notwithstanding Completion and the payment in full of the Consideration payable hereunder.

21.          Entire agreement

This Agreement sets forth the entire agreement between the Companies the Receivers and the Buyer in connection with the sale and purchase of the Business and assets referred to herein and replaces and extinguishes all prior agreements, undertakings, arrangements or statements (in whatever form) with respect to the assets referred to herein and such agreement shall not be capable of being varied except in writing signed by or on behalf of the Companies, the Receivers and the Buyer.

22.          Notices

Any notice to be given in connection with this Agreement shall be in writing and (without prejudice to proof that it has been effectively given in any other manner) shall be deemed duly served if delivered at or posted by recorded delivery post to the address of the party concerned which is set out in this Agreement or such other address for service as that party may have notified to the other party in accordance with the provisions of this Clause.  Any such notice shall be deemed to be served if delivered personally, on the day on which it is delivered or if posted, at 9 a.m. on the second business day after the day of posting.  Evidence that the notice was properly addressed stamped and put into the post shall be conclusive evidence of service.

23.          Law

This Agreement shall be governed by an construed solely under English law and each of the parties hereto agrees to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising under the Agreement.

EXECUTED AS A DEED by the parties and delivered on the date which first appears in this Agreement.

SIGNATURE PAGE

SIGNED AND SEALED (but not	)
delivered until the date hereof))
AS A DEED by DAVID SWADEN	) /s/ Darren Brookes
in the presence of:	)

Signature of Witness:
Full Name:	Darren Brookes
Address:	Commercial Buildings
11-15 Crossstreet, Manchester

Occupation:	Manager

SIGNED AND SEALED (but not	)
delivered until the date hereof))
AS A DEED by ANTHONY SUPPERSTONE	)
in the presence of:	)

Signature of Witness:
Full Name:
Address:

Occupation:

EXECUTED (but not delivered until	)
the date hereof) AS A DEED by	)
ARMATURE LIMITED	) /s/ Darren Brookes
by its Receivers acting as	)
agents for Armature Limited	)

Joint Administrative Receiver

Director/Secretary

EXECUTED (but not delivered until	)
the date hereof) AS A DEED by	)
ARMATURE GROUP LIMITED	)	/s/ Darren Brookes
by its Receivers acting as	)
agents for Armature Group Limited	)

Joint Administrative Receiver

Director/Secretary

EXECUTED (but not delivered until	)	Lawson Software, Inc.
the date hereof) AS A DEED by	)	Director of Lawson Software Limited
LAWSON SOFTWARE LIMITED	)	By /s/ David T. Kercher
by	)	David T. Kercher, Senior Vice President

/s/ Bruce McPheeters

Company Secretary of Lawson Software
Limited

EXECUTED (but not delivered until		)
the date hereof) AS A DEED by		)
BANK OF AMERICA, N.A.		)
by	Laura S. Valenti	)
	Senior Vice President	)
/s/ Laura S. Valenti

Authorised Signatory
/s/

Witness